FREE WRITING PROSPECTUS

Seller and Master Servicer

First Horizon Asset Securities Inc.
Depositor

First Horizon Alternative Mortgage Securities Trust Certificates
(Issuable in Series)
Distributions payable monthly

You should carefully consider the risk factors beginning on page S-8 of this free writing prospectus and on page 6 of the accompanying prospectus.

The Trusts

Each First Horizon Alternative Mortgage Securities Trust will be established to hold assets in its trust fund transferred to it by First Horizon Asset Securities Inc., as depositor. The assets in each trust fund will be specified in the prospectus supplement for the particular series of certificates and will generally consist of conventional fixed rate, first lien, fully amortizing, one-to-four family residential mortgage loans. The mortgage loans will have been purchased by the depositor, either directly or through affiliates, from one or more mortgage loan sellers. The mortgage loans will be master serviced by First Horizon Home Loan Corporation.

The Certificates

The depositor will sell the certificates pursuant to a prospectus supplement. The certificates will be grouped into one or more series, each having its own designation. Each series will be issued in one or more classes and each class will evidence beneficial ownership of a specified portion of future payments secured by the assets in the related trust fund. A prospectus supplement for a series will specify all of the terms of the series and each of the classes within the series.

The depositor has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates with a file number of 333-125158. Before you invest, you should read the prospectus in that registration statement (which prospectus is referenced in Exhibit A hereto) and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-666-2388.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential, are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Although a registration statement (including the prospectus) relating to the securities discussed in this free writing prospectus has been filed with the Securities and Exchange Commission and is effective, the final prospectus supplement relating to the securities discussed herein has not been filed with the Securities and Exchange Commission. Prospective purchasers are referred to the final prospectus and prospectus supplement relating to the securities discussed in this communication for definitive information on any matter discussed herein.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this free writing prospectus or the prospectus. Any representation to the contrary is a criminal offense.

February 8, 2006

TABLE OF CONTENTS

FREE WRITING PROSPECTUS

SUMMARY

This summary highlights selected information about the offering transactions and does not contain all of the information that you need to consider in making your investment decision. The terms of each series and each of the classes in a series have not yet been determined. The certificates in an offering and the other circumstances of the offering that have not yet been specified will be fully described in a prospectus supplement when it is available. To understand all of the terms of an offering of the certificates, read this entire free writing prospectus, the accompanying prospectus, and, when available, the prospectus supplement relating to the applicable series of certificates carefully.

The Issuing Entity

The issuing entity for a series of certificates will be the First Horizon Alternative Mortgage Securities Trust specified on the front cover of the related prospectus supplement.

The Certificates

The mortgage pools securing the certificates will consist of conventional fixed rate, first lien, fully amortizing, one-to-four family residential mortgage loans. The mortgage loans will have been purchased by the depositor, either directly or through affiliates, from one or more mortgage loan sellers that may or may not be affiliated with the depositor.

The mortgage loans may also be segregated into multiple mortgage pools for the purposes of allocating distributions among the classes of certificates offered by that series. Your certificates may be related to one or more of the mortgage pools.

See “The Mortgage Pools” in this free writing prospectus, “The Trust Fund – The Loans” in the attached prospectus and “The Mortgage Pools” in the prospectus supplement relating to the applicable series of certificates.

Depositor

First Horizon Asset Securities Inc. is a limited purpose finance subsidiary of First Horizon Home Loan Corporation. Its address is 4000 Horizon Way, Irving, Texas 75063, and its telephone number is (214) 441-4000.

Seller

Unless otherwise specified in the prospectus supplement for the applicable series of certificates, First Horizon Home Loan Corporation will be the seller of the mortgage loans.

Master Servicer

First Horizon Home Loan Corporation.

Custodian

First Tennessee Bank National Association.

Trustee

The Bank of New York.

Pre-Funding Account and Capitalized Interest Account

A particular series may provide for the purchase of additional mortgage loans after the related closing date if the aggregate stated principal balance of the mortgage loans transferred to that trust fund on the related closing date is less than the amount specified in the related prospectus supplement. The related prospectus supplement will specify the amount required to be deposited in a pre-funding account to be used through the end of the related pre-funding period (which, generally, will not exceed 90 days) to purchase subsequent mortgage loans for that trust. Any amounts not used for that purpose will be paid to holders of the related senior certificates as a prepayment of principal no later than the distribution date following the end of the pre-funding period.

Because some of the mortgage loans in a trust fund may not be acquired by the trust fund until after the closing date for that trust fund, there may not be sufficient interest collections from the mortgage loans in that trust fund to pay all the interest due on the related certificates during the related pre-funding period. If a pre-funding account is funded, a capitalized interest account may be established and funded on the closing date of that series to cover those shortfalls.

Third Party Insurers

If so specified in the prospectus supplement relating to any series of certificates, one or more classes of certificates may have the benefit of one or more certificate guaranty insurance policies issued by a third party insurer. The insurer or insurers that would issue any such financial guaranty insurance policy are referred to in this free writing prospectus as the “Third Party Insurer.” The references to the Third Party Insurer in this free writing prospectus are applicable only if classes of certificates in the series have the benefit of certificate guaranty insurance policy.

Any Third Party Insurer may be granted a number of rights under the related pooling and servicing agreement that will limit and otherwise affect the rights of the holders of the insured certificates. Any insurance policy issued by a Third Party Insurer will not cover, and will not benefit in any manner whatsoever, the certificates other than those specified in the related prospectus supplement.

See “Risk Factors--Rights of Third Party Insurers” in this free writing prospectus.

Distribution Date

We will make monthly distributions on the day specified in the related prospectus supplement, which will generally be the 25th day of the month. If this day is not a business day then we will make distributions on the next business day.

The first distribution date for any series of certificates will be specified in the prospectus supplement for that series.

Book-Entry Registration of Certificates

To the extent specified in the prospectus supplement relating to a series of certificates, the certificates may initially be issued in book-entry form. Persons acquiring beneficial ownership interests in the certificates may elect to hold their beneficial interests through The Depository Trust Company in the United States, or Clearstream, Luxembourg or the Euroclear System in Europe.

See “Description of the Securities - Book-Entry Registration of the Securities” in the accompanying prospectus.

Optional Termination

If so specified in the prospectus supplement relating to the applicable series of certificates, the master servicer, the depositor, the holder of a class of certificates specified in the prospectus supplement and/or the Third Party Insurer may have the option to purchase all of the remaining assets of the trust fund and retire all outstanding classes of certificates on or after the first distribution date on which the aggregate stated principal balance of the mortgage loans and any foreclosed real estate owned by the trust fund declines to a specified percentage of the aggregate initial stated principal balance of the mortgage loans.

Advances

The related pooling and servicing agreement will require the master servicer to make cash advances with respect to delinquent scheduled payments of principal and interest on the mortgage loans to the extent the master servicer reasonably believes that the cash advances can be repaid from future payments on the mortgage loans. These cash advances are only intended to maintain a regular flow of scheduled interest and principal payments on the certificates and are not intended to guarantee or insure against losses.

See “Servicing of Mortgage Loans – Advances” in this free writing prospectus and in the prospectus supplement relating to the applicable series of certificates.

Credit Enhancement for the Certificates

Credit enhancements provide limited protection to holders of certain classes of certificates against shortfalls in payments received on the mortgage loans and realized losses on the mortgage loans. If so specified in the prospectus supplement relating to the applicable series of certificates, the transaction may employ any one or more of the following forms of credit enhancement:

•	the subordination of one or more classes of the securities of the series,

•	the preferential allocation of prepayments on the mortgage loans to the senior certificates in order to increase the level of subordination in the trust,

•	excess interest,

•	letter of credit,

•	financial guaranty insurance policy issued by an entity named in the prospectus supplement covering one or more classes of certificates,

•	surety bond,

•	bankruptcy bond,

•	special hazard insurance policy,

•	guaranteed investment contract,

•	one or more reserve funds,

•	one or more derivative contracts,

•	insurance on the mortgage loans, which may be FHA Insurance, a VA Guarantee or a mortgage pool insurance policy,

•	cross-collateralization feature, or

•	any combination of the foregoing.

No form of credit enhancement can provide protection against all risks of loss or guarantee repayment of the entire principal balance of the certificates and interest thereon. If losses occur which exceed the amount covered by credit enhancement, certificateholders of the applicable series will bear their allocable share of any deficiencies.

See “Risk Factors” in this free writing prospectus and “Risk Factors” in the accompanying prospectus.

Yield Enhancement for the Certificates

Yield enhancements provide limited protection to holders of certain classes of certificates against reductions in the return on your investment that may be caused by fluctuations in interest rates on the certificates and/or on the related pool of mortgage loans. If so specified in the prospectus supplement relating to the applicable series of certificates, the transaction may employ any one or more of the following forms of yield enhancement:

•	one or more reserve funds,

•	one or more derivative contracts,

•	the application of interest distributions on one or more classes of certificates to cover certain interest rate shortfalls experienced by other classes of certificates, or

•	another method of yield enhancement described in the prospectus supplement.

No form of yield enhancement can provide protection against all risks of loss on investment return. If circumstances occur which are not anticipated by the method of yield enhancement provided by the related trust, certificateholders of the applicable series will suffer the corresponding reduction in the yields on their investment.

See “Risk Factors” in this free writing prospectus and “Risk Factors” in the accompanying prospectus.

Tax Status of the Certificates

Unless otherwise specified in the prospectus supplement for the applicable series of certificates, for federal income tax purposes the related trust fund (exclusive of rights under any trust assets specified in the applicable prospectus supplement) will consist of one or more REMICs. The prospectus supplement for each series of certificates will specify which classes of certificates will constitute regular or residual interests in the REMICs and whether there are investors who would be subject to taxation if they purchased particular classes of certificates because of the features of those classes of certificates.

In addition, depending upon the forms of credit enhancement and yield enhancement employed with respect to a particular series of certificates, one or more classes of certificates in that series may also represent taxable contractual rights and/or obligations for federal income tax purposes.

See “Material Federal Income Tax Consequences” in the accompanying prospectus.

ERISA Considerations

The prospectus supplement relating to each series of certificates will specify which classes may be purchased by a pension or other benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended, or Section 4975 of the Internal Revenue Code of 1986, as amended, or by an entity investing the assets of such a benefit plan. The applicable prospectus supplement will also specify whether there are conditions that must be met for any such acquisition.

See “ERISA Considerations” in the accompanying prospectus.

Legal Investment

Any class of certificates in a series that is rated upon initial issuance in one of the two highest rating categories by at least one nationally recognized statistical rating organization will be mortgage related securities for purposes of the Secondary Mortgage Market Enhancement Act of 1984 as long as they are so rated.

See “Legal Investment” in the accompanying prospectus.

RISK FACTORS

          The following information, which you should carefully consider, identifies known material sources of risk associated with an investment in the certificates. You should also carefully consider the information set forth under “Risk Factors” on page 6 of the prospectus.

Certificates may not be appropriate
investments for some investors

The certificates may not be an appropriate investment for you if you do not have sufficient resources or expertise to evaluate the particular characteristics of the applicable class of certificates. This may be the case because, among other things:

•

if you purchase your certificates at a price other than par, your yield to maturity will be sensitive to the uncertain rate and timing of principal prepayments on the mortgage loans in the corresponding mortgage pool or mortgage pools;

•

the certificates may be inappropriate investments for you if you require a distribution of a particular amount of principal on a specific date or an otherwise predictable stream of distributions because the rate of principal distributions on, and the weighted average lives of, the certificates will be sensitive to the uncertain rate and timing of principal payments on the mortgage loans in the corresponding mortgage pool or mortgage pools and the priority of principal distributions among the classes of certificates in the related certificate group;

•

you may not be able to reinvest the principal amounts distributed on your certificates, which in general are expected to be greater during periods of relatively low interest rates, at a rate that is as high as the applicable pass-through rate or the expected yield of your certificates;

	•	unless a secondary market for the certificates develops, the certificates may be illiquid investments; and

	•	you must report interest as well as original issue discount, if any, on your certificates using the accrual method of accounting, even if you are otherwise using the cash method of accounting.

You should also carefully consider the further risks discussed below and under “Yield, Prepayment and Maturity Considerations” in this free writing prospectus and “Risk Factors” in the prospectus.

The mortgage loans have been
underwritten under less restrictive
guidelines which may result in losses
on the mortgage loans

Unless otherwise specified in the applicable prospectus supplement for a series of certificates, substantially all of the mortgage loans will have been underwritten pursuant to the seller’s “Super Expanded Underwriting Guidelines,” which guidelines generally allow for FICO scores, loan-to-value ratios and debt-to-income ratios that are less restrictive than those in the seller’s standard full/alternative documentation loan programs. Accordingly, substantially all of the mortgage loans may have higher loan-to-value ratios and higher debt-to-income ratios and different documentation requirements than mortgage loans underwritten in accordance with seller’s standard full/alternative documentation loan programs. In addition, the borrowers under such mortgage loans may have lower FICO scores than borrowers under mortgage loans that were underwritten in accordance with seller’s standard full/alternative documentation loan programs. Many of the mortgage loans underwritten in accordance with the seller’s Super Expanded Underwriting Guidelines are not eligible for sale to Fannie Mae or Freddie Mac for reasons other than their principal balance. Because substantially all of the mortgage loans were underwritten under guidelines that are less restrictive than the seller’s standard underwriting guidelines, the mortgage loans are likely to experience rates of delinquency, foreclosure and loss that are higher, and that may be substantially higher, than those experienced by mortgage loans underwritten in accordance with the seller’s standard underwriting guidelines. See “The Mortgage Pools – General” in this free writing prospectus and “Loan Program — Underwriting Standards — General Standards for First-Lien Mortgage Loans” and “— Guide Standards” in the prospectus.

The performance of mortgage loans
may affect the rating of the
certificates

If there is more than one mortgage pool, the rating assigned to your class of certificates will depend on the performance of the mortgage loans in all the mortgage pools. In addition, if there is more than one mortgage pool and if the subordinated certificates provide credit support for the senior certificates of all certificate groups, the poor performance of one mortgage pool may affect the rating assigned to your class of certificates, notwithstanding the better performance of the remaining mortgage pools.

Prepayments are unpredictable and
will affect the yield on your
certificates

Borrowers may prepay their mortgage loans in whole or in part at any time. We cannot predict the rate at which borrowers will repay their mortgage loans. A prepayment of a mortgage loan, however, will usually result in an accelerated payment on the certificates of the related certificate group and will affect the yield to maturity on the certificates in the related certificate group. In addition, you will be subject to any reinvestment risks resulting from faster or slower prepayments of mortgage loans in the mortgage pool or, in the case of the subordinated certificates, all the mortgage pools corresponding to your certificate.

The rate of principal payments on the mortgage loans will be affected by, among other things:

	•	the amortization schedules of the mortgage loans;

	•	the rate of principal prepayments, including partial prepayments and those resulting from refinancing, by mortgagors;

	•	liquidations of defaulted mortgage loans;

	•	repurchases of mortgage loans by the seller as a result of defective documentation or breaches of representations and warranties;

	•	optional purchase by the master servicer of defaulted mortgage loans; and

	•	the optional purchase by the master servicer of all the mortgage loans in connection with the termination of the trust.

The rate of payments, including prepayments, on the mortgage loans may also be influenced by a variety of economic, geographic, social and other factors, including the following:

•

If prevailing rates for similar mortgage loans fall below the mortgage rates of the mortgage loans owned by the trust, we would expect the rate of prepayment to increase. Increased prepayments could result in a faster return of principal to you at a time when you may not be able to reinvest the principal at an interest rate as high as the pass-through rate or expected yield on your certificates.

•

If interest rates on similar mortgage loans rise above the mortgage rates of the mortgage loans owned by the trust, we would expect the rate of prepayment to decrease. Reduced prepayments could result in a slower return of principal to you at a time when you may be able to reinvest the principal at a higher rate of interest than the pass-through rate or expected yield on your certificates.

•

Refinancing programs, which may involve soliciting all or some of the mortgagors to refinance their mortgage loans, may increase the rate of prepayments on the mortgage loans. The master servicer or its affiliates may offer these refinancing programs from time to time, including streamlined documentation programs as well as programs under which a mortgage loan is modified to reduce the interest rate.

See “Yield, Prepayment and Maturity Considerations” in this free writing prospectus and “The Agreements — Assignment of the Trust Fund Assets,” and “—Termination; Optional Termination” in the prospectus.

The effect of prepayments on
certificates purchased at a premium
or discount may be severe

The effect of prepayments on certificates purchased at a premium or discount may be severe. The rate of payments, including prepayments, on the mortgage loans in the mortgage pool or, in the case of the subordinated certificates, all the mortgage pools corresponding to your certificates can adversely affect the yield you receive on your certificates.

For example:

	•	If you purchase your certificates at a discount or you purchase principal only certificates and principal is repaid slower than you anticipate, then your yield may be lower than you anticipate.

	•	If you purchase your certificates at a premium or you purchase notional amount certificates and principal is repaid faster than you anticipate, then your yield may be lower than you anticipate.

	•	If you purchase notional amount certificates and principal is repaid faster than you anticipate, you may lose your initial investment.

•

If so specified in the prospectus supplement relating to the applicable series of certificates, some or all of the mortgage loans may require the borrower to pay a charge if the borrower prepays the mortgage loan during periods of up to five years after the mortgage loan was originated. A prepayment charge may discourage a borrower from prepaying the mortgage loan during the applicable period. As specified in the prospectus supplement relating to any applicable series of certificates, prepayment charges may be distributed to specified classes of certificates or retained by the master servicer as servicing compensation and may not be distributed to the holders of other classes of certificates.

•

If mortgage loans with relatively higher mortgage rates prepay, the pass-through rate on one or more of the related classes of certificates may be reduced and your yield may be lower than you anticipate.

See “Yield, Prepayment and Maturity Considerations” in this free writing prospectus.

The yields on floating rate and inverse
floating rate certificates will be
affected by the level of the applicable
interest rate index

The pass-through rates on any classes of floating rate certificates for any distribution date will be equal to the value of the applicable interest rate index plus any related margin, but may be subject to a cap and/or floor. The pass-through rates on any classes of inverse floating rate certificates for any distribution date will equal a specified fixed rate minus the related index, but may be subject to a cap and/or floor, which floor may be as low as 0%. For these classes of certificates your yield will be sensitive to:

	•	the level of the applicable interest rate index,

	•	the timing of adjustment of the pass-through rate on those certificates as it relates to the interest rates on the related mortgage loans, and

	•	other limitations on the pass-through rates of those certificates as described further in the prospectus supplement relating to the applicable series of certificates.

In addition, prepayments of mortgage loans with relatively higher mortgage rates may reduce the applicable net rate cap and consequently reduce the pass-through rate for one or more classes of adjustable rate certificates.

While it may be intended that reductions in distributions of interest to a class of adjustable rate certificates by operation of the applicable net rate cap be offset by amounts allocated to the trust fund in respect of one or more forms of yield maintenance enhancement, we cannot assure you that any amounts will be available from those sources, or sufficient, to make any such payments. In addition, to the extent that any such form of yield maintenance enhancement benefiting a class of certificates is derived from distributions otherwise payable to one or more other classes of certificates, investors in the certificates benefiting from the yield enhancement arrangement should consider the expected distributions otherwise distributable to those other classes of certificates, and investors in the classes of certificates providing the yield maintenance enhancement should consider the likelihood that amounts otherwise distributable on their certificates will be applied to provide yield enhancement to the benefited classes of certificates.

Mortgage loans with interest only
payment features may result in longer
weighted average lives of the related
certificates

If so specified in the prospectus supplement relating to the applicable series of certificates, certain of the mortgage loans in a mortgage pool may provide for payment of interest at the related mortgage interest rate, but no payment of principal, for a specified period following the origination of the mortgage loan. Following such specified period, the monthly payment with respect to each of these mortgage loans will be increased to an amount sufficient to amortize the principal balance of the mortgage loan over the remaining term and to pay interest at the mortgage rate.

The presence of those interest only mortgage loans in a mortgage pool will, absent other considerations, result in longer weighted average lives of the related certificates than would have been the case had those mortgage loans not been included in the trust fund. If you purchase your certificates at a discount, you should consider that the extension of weighted average lives could result in a lower yield than would be the case if these mortgage loans provided for payment of principal and interest on every payment date. In addition, a borrower may view the absence of any obligation to make a payment of principal during the specified interest only period of the term of a mortgage loan as a disincentive to prepayment.

If a recalculated monthly payment as described above is substantially higher than a borrower’s previous interest only monthly payment, that mortgage loan may be subject to an increased risk of delinquency and loss, and the severity of loss may be substantial due to the larger unpaid principal balance.

We cannot guarantee you regular
payments on your certificates

The amounts you receive on your certificates will depend on the amount of the payments borrowers make on the mortgage loans in the corresponding mortgage pool or mortgage pools. Because we cannot predict the rate at which borrowers will repay their loans, you may receive distributions on your certificates in amounts that are larger or smaller than you expect. In addition, the life of your certificates may be longer or shorter than anticipated. Because of this, we cannot guarantee that you will receive distributions at any specific future date or in any specific amount.

The right of a class of certificates to
receive certain interest distributions
may depend on the creditworthiness
of a third party

One or more classes of certificates of a series may bear interest at a pass-through rate that is subject to a cap, but nevertheless those classes may be entitled to receive interest distributions in excess of that cap from excess cashflow (if provided for in the related prospectus supplement and if available) or from certain sources other than the mortgage loans, such as a derivative instrument or a reserve fund established to cover those distributions. In the event that a series of certificates will provide for excess cashflow to cover those interest distributions in excess of the cap, investors in that class of certificates should consider that excess cashflow may not be available to fund those distributions.

In the event that a series of certificates does not provide for excess cashflow, investors in the applicable classes of certificates will have to look exclusively to the sources of payment other than the mortgage loans and will have to consider that those other sources may be limited, may be provided by and depend solely on third parties and may therefore be subject to counterparty risk. In the event that those sources include third party providers, investors in the affected classes of certificates should consider that the ratings assigned to the applicable third party provider may be lower than the ratings of the affected classes of certificates. Unless otherwise specified in the related prospectus supplement, the ratings assigned to any class of certificates that may receive interest distributions in excess of the applicable cap will not address the likelihood of receipt of any such interest distributions.

Your yield will be affected by how
distributions are allocated to the
certificates	The timing of principal payments on any class of certificates will be affected by a number of factors, including:

	•	the extent of prepayments on the related mortgage loans,

	•	how payments of principal are allocated among the classes of certificates in the applicable series,

	•	whether the master servicer, depositor or Third Party Insurer, as applicable, exercises its right to terminate the trust fund,

	•	the rate and timing of payment defaults and losses on the related mortgage loans,

	•	repurchases of related mortgage loans as a result of material breaches of representations and warranties, and

•

with respect to the senior certificates, if there is pre-funding in the related series and if funds are required to be deposited in the pre-funding account on the closing date, by the availability of subsequent mortgage loans.

Since distributions on the certificates are dependent upon the payments on the applicable mortgage loans, we cannot guarantee the amount of any particular payment or the amount of time that will elapse before a trust fund is terminated.

See “Description of the Certificates – Distributions on the Certificates,” and “-- Optional Termination” in the prospectus supplement relating to the applicable series of certificates for a description of the manner in which principal will be paid to the certificates. See “The Mortgage Pools -- Assignment of the Mortgage Loans” in the prospectus supplement relating to the applicable series of certificates for more information regarding the repurchase or substitution of mortgage loans.

Subordination may not be sufficient
to protect senior certificates
from losses	Unless otherwise specified in the prospectus supplement relating to the applicable series of certificates, the certificates will not be insured by any financial guaranty insurance policy.

When certain classes of certificates provide credit enhancement for other classes of certificates, this is sometimes referred to as “subordination.” The subordination feature is intended to enhance the likelihood that related senior certificateholders will receive regular payments of interest and principal.

If so specified in the prospectus supplement relating to the applicable series of certificates, credit enhancement in the form of subordination will be provided for the certificates of that series, first, by the right of the holders of the senior certificates to receive payments of principal on the mortgage loans prior to the related subordinate classes, and, second, by the allocation of realized losses on the related mortgage loans to reduce the class certificate balances of the related subordinated classes, generally in the inverse order of their priority of payment, before any realized losses are allocated to one or more classes of senior certificates.

Once the class certificate balance of each class of subordinated certificates has been reduced to zero, delinquencies and defaults on the mortgage loans of a mortgage pool would reduce the amount of funds available for monthly distributions to holders of the senior certificates of the related certificate group. Also, the principal amounts of the subordinated certificates could be reduced to zero as a result of a disproportionately high amount of losses on the mortgage loans in any of the mortgage pools because the subordinated certificates represent interests in all the mortgage pools. As a result, losses in one mortgage pool will reduce the loss protection provided by the subordinated certificates to the senior certificates corresponding to the other mortgage pools, and will increase the likelihood that losses will be allocated to those other senior certificates. Furthermore, the subordinated classes will provide only limited protection against some categories of losses such as special hazard losses, bankruptcy losses and fraud losses in excess of the amounts specified in the related prospectus supplement. Any losses in excess of those amounts will be allocated pro rata to each class of the senior certificates in the related certificate group and the subordinated certificates, even if the class certificate balance of each subordinated class has not been reduced to zero.

Unless otherwise specified in the prospectus supplement relating to the applicable series of certificates, there will be no overcollateralization built up to provide protection for the subordinated certificates over the life of the transaction. The only credit enhancement for the subordinated certificates will be the certificates that are junior to each such class. Once the principal balance of a certificate is reduced by the amount of a loss on the mortgage loans, certain unanticipated recoveries, if any, will be the only amounts available thereafter to reimburse the holder of such certificate for the amount of such reduction

You should fully consider the risks of investing in a subordinated certificate, including the risk that you may not fully recover your initial investment as a result of realized losses on the related mortgage loans. In addition, investors in a class of senior certificates should consider the risk that, after the credit enhancement provided by excess cashflow has been exhausted, the subordination of the related subordinated certificates may not be sufficient to protect the senior certificates from losses.

Subordination of senior mezzanine
certificates increases risk of loss

If you purchase a class of senior mezzanine certificates, you should consider the risk that after the date on which the respective class certificate balance of each class of subordinated certificates has been reduced to zero, the principal portion of realized losses, other than excess losses, allocable to the related super senior certificates will be borne first by the related senior mezzanine certificates (in addition to other respective realized losses allocable to the related senior mezzanine certificates in the manner described in the related prospectus supplement, and not by the related super senior certificates, so long as the class certificate balances of the related mezzanine certificates are greater than zero.

Risks related to allocations of realized
losses on the related mortgage loans

Realized losses on the mortgage loans are allocated to the related subordinated certificates, beginning with the subordinated certificates then outstanding with the lowest payment priority, until the class certificate balance of each class of subordinated certificates has been reduced to zero. When the aggregate class certificate balance of the subordinated classes has been reduced to zero, delinquencies and defaults on the mortgage loans will reduce the amount of funds available for monthly distributions to holders of the senior certificates and may result in the allocation of realized losses to one or more classes of senior certificates.

Certain interest prepayment shortfalls
may affect distributions on the related
certificates

When a borrower makes a full or partial prepayment on a mortgage loan, the amount of interest that the borrower is required to pay may be less than the amount of interest certificateholders would otherwise be entitled to receive with respect to the mortgage loan. If so specified in the applicable prospectus supplement for a series of certificates, the master servicer is required to reduce its master servicing fee to offset this shortfall, but the reduction for any distribution date will limited to all or a portion of the master servicing fee for the related month.

If the aggregate amount of interest shortfalls on the related mortgage loans resulting from prepayments exceeds the amount of the reduction in the master servicing fee, the amount of interest available to make distributions of interest to the related classes of certificates will be reduced and the interest entitlement for each class of certificates will be reduced proportionately.

In addition, your certificates may be subject to certain shortfalls in interest collections arising from the application of the Servicemembers Civil Relief Act (referred to in this free writing prospectus as the “Relief Act”) and similar state and local laws. The Relief Act provides relief to borrowers who enter active military service and to borrowers in reserve status who are called to active duty after the origination of their mortgage loan. The Relief Act provides generally that these borrowers may not be charged interest on a mortgage loan in excess of 6% per annum during the period of the borrower’s active duty. These shortfalls are not required to be paid by the borrower at any future time, will not be offset by a reduction to the master servicing fee, and will reduce accrued interest on each related class of certificates on a pro rata basis. In addition, the Relief Act imposes certain limitations that would impair the master servicer’s ability to foreclose on an affected mortgage loan during the borrower’s period of active service and, under some circumstances, during an additional period thereafter.

Geographic concentration of
mortgage loans may increase risk of
losses on your certificates

The trust funds established by the depositor have historically had a significant portion of their mortgage loans secured by mortgaged properties that are located in the state of California and, unless otherwise specified in the applicable prospectus supplement for a series of certificates, a significant portion of the mortgage loans in the related trust fund will be secured by mortgaged properties that are located in the state of California. Accordingly, you should consider the following risks associated with property located in California and any other state in which a significant portion of the mortgaged properties securing the related mortgage loans are located:

•

Property in California may be more susceptible than homes located in other parts of the country to certain types of uninsurable or uninsured hazards, such as earthquakes, fires, floods, mudslides and other natural disasters.

•

Economic conditions (which may or may not affect real property values) in states with significant concentrations of mortgaged properties, may affect the ability of borrowers to repay their loans on time.

•

Economic conditions and housing markets in states with significant concentrations of mortgaged properties may be adversely affected by a variety of events, including natural disasters such as earthquakes, hurricanes, floods and eruptions, mudslides and brushfires and civil disturbances such as riots. If these occur, the rates of delinquency, foreclosure, bankruptcy and loss on the related mortgage loans may increase.

•

Declines in the residential real estate market in states with significant concentrations of mortgaged properties may reduce the values of properties located in those states, which would result in an increase in the loan-to-value ratios of the related mortgage loans.

•

Any increase in the market value of properties located in states with significant concentrations of mortgaged properties would reduce the loan-to-value ratios and could, therefore, make alternative sources of financing available to the borrowers at lower interest rates, which could result in an increased rate of prepayment of the related mortgage loans.

See “Servicing of Mortgage Loans — Management’s Discussion and Analysis of Delinquency and Foreclosure Trends” in this free writing prospectus.

The effects of Hurricane Katrina and
Hurricane Rita may increase the risk
of losses on your certificates

In late August 2005 Hurricane Katrina struck the states of Louisiana, Florida, Alabama and Mississippi, and in late September 2005 Hurricane Rita struck the states of Louisiana and Texas. Additionally, in late October 2005 Hurricane Wilma struck the state of Florida. Mortgaged properties in these states may have been materially damaged or totally destroyed by Hurricane Katrina, Hurricane Rita and/or Hurricane Wilma.

The effect that Hurricane Katrina, Hurricane Rita, Hurricane Wilma or any future hurricanes may have on the performance of the mortgage loans cannot be fully determined at this time. These events and the associated after effects, including, without limitation, physical damage to the mortgaged properties, displacement of mortgagors, unemployment of mortgagors, rioting and looting, may have adversely affected and may continue to adversely affect (i) the mortgaged properties located in those areas and in neighboring cities and states and (ii) the ability of the related mortgagors, whether resident in the affected area or otherwise, to make scheduled payments on the related mortgage loans. To the extent that such events do adversely affect the mortgaged properties or the ability of the related mortgagors to make scheduled payments on their mortgage loans, any resulting special hazard losses would be allocated to the certificateholders as described in the related prospectus supplement under “Description of the Certificates – Losses Allocable to the Certificates.”

Under the mortgage loan purchase agreement, the seller will represent and warrant, to the best of its knowledge as of the closing date, that no mortgaged property has been materially damaged by water, fire, earthquake, windstorm, flood, tornado or similar casualty (excluding casualty from the presence of hazardous wastes or hazardous substances, as to which the seller makes no representation) so as to affect adversely the value of the related mortgaged property as security for the related mortgage loan. If such representation and warranty is breached, the seller will be obligated to repurchase or substitute for the related mortgage loan. Any such repurchase will have the same effect on the related certificateholders as a prepayment in full of the related mortgage loan. Any damage to a mortgaged property that secures a mortgage loan in the trust fund occurring after the closing date as a result of any other casualty event will not cause a breach of this representation and warranty.

Residual certificates have
adverse tax consequences	The residual certificates will represent the “residual interests” in the master REMIC and each of the underlying REMICs (if any) for federal income tax purposes.

Holders of residual certificates must report as ordinary income or loss their pro rata share of the net income or the net loss of each REMIC whether or not any cash distributions are made to them. This allocation of income or loss may result in a zero or negative after-tax return. No cash distributions are expected to be made with respect to the residual certificates, except for the initial principal balance for each such class of $100 and related interest.

Due to their tax consequences, the residual certificates will be subject to restrictions on transfer that may affect their liquidity. In addition, the residual certificates may not be acquired by employee benefit plans subject to ERISA.

The effects of terrorist attacks and
military action are not determinable

The effects that possible future terrorist attacks or other incidents and related military action, or the military action by United States forces in Iraq and other regions, may have on the performance of the mortgage loans in a trust fund or on the values of the related mortgaged properties cannot be determined at this time. Investors should consider the possible effects of such incidents on delinquency, default and prepayment experience of the mortgage loans. Federal agencies and non-government lenders have and may continue to defer, reduce or forgive payments and delay foreclosure proceedings in respect of loans to borrowers affected in some way by future attacks or other incidents and the related military action.

The current deployment of U.S. military reservists and members of the National Guard, and any further such deployments, may significantly increase the proportion of loans whose interest rates are reduced by application of the Relief Act. In addition, under the California Military Reservist Relief Act, under certain circumstances, California residents called into active duty with the reserves can delay payments on mortgage loans for a period not to exceed 180 days, beginning with the order to active duty and ending 30 days after release. Interest payable to holders of the certificates in the related certificate group will be reduced by any reductions in the amount of interest not collectible as a result of the application of such Acts. These shortfalls are not required to be paid by the borrower at any future time. None of the seller, the depositor or the master servicer will be required to advance these shortfalls as delinquent payments, and such shortfalls are not covered by any form of credit enhancement on the certificates. Unless otherwise specified in the applicable prospectus supplement for a series of certificates, any reductions resulting from the application of such Acts will be allocated pro rata among the senior certificates of the related certificate group and the subordinated certificates.

In addition, legislation granting similar loan payment relief to certain persons not covered by the Relief Act has been proposed and may be enacted in various states.

A withdrawal or downgrade in the
ratings assigned to any credit
enhancement provider may affect
the value of the related classes of
certificates

If one or more classes of certificates of a series will benefit from a form of credit enhancement provided by a third party, such as a limited financial guaranty policy or a derivative instrument, the ratings on those classes may depend primarily on an assessment by the rating agencies of the mortgage loans and on the financial strength of the credit enhancement provider. Any reduction in the ratings assigned to the financial strength of the credit enhancement provider will likely result in a reduction in the ratings of the classes of certificates that benefit from the credit enhancement. A reduction in the ratings assigned to those certificates probably would reduce the market value of the certificates and may affect your ability to sell them.

The rating by each of the rating agencies of the certificates of any series is not a recommendation to purchase, hold, or sell the certificates since that rating does not address the market price or suitability for a particular investor. The rating agencies may reduce or withdraw the ratings on the certificates at any time they deem appropriate. In general, the ratings address credit risk and do not address the likelihood of prepayments.

The trust fund may include seasoned
mortgage loans

If so specified in the prospectus supplement relating to the applicable series of certificates, the loan ages of some of the mortgage loans in a trust fund may be older than those of the other mortgage loans in that trust or these mortgage loans may have been previously included in securitizations of the depositor and acquired upon exercise of an optional termination right. Generally, seasoned mortgage loans are believed to be less likely to prepay due to refinancing and are more likely to default than newly originated mortgage loans. In any case, the prepayment and default experience on well seasoned mortgage loans will likely differ from that on other mortgage loans.

If the series provides for pre-funding,
there is a prepayment risk due to the
inability to acquire subsequent
mortgage loans

If the particular series of certificates will use a pre-funding mechanism to purchase subsequent mortgage loans, the ability of that trust fund to acquire subsequent mortgage loans depends on the ability of the related seller to originate or acquire mortgage loans during the pre-funding period specified in the related prospectus supplement (which generally will not exceed 90 days) that meet the eligibility criteria for subsequent mortgage loans described therein. The ability of sellers to originate or acquire eligible subsequent mortgage loans will be affected by a number of factors including prevailing interest rates, employment levels and economic conditions generally.

If any of the amounts on deposit in the pre-funding account allocated to purchase subsequent mortgage loans cannot be used for that purpose, those amounts will be distributed to the senior certificateholders as a prepayment of principal on the first distribution date following the end of the pre-funding period.

The ability of the trust fund to acquire subsequent mortgage loans with particular characteristics will also affect the size of the principal payment to the related classes of senior certificates in that series.

Rights of Third Party Insurers

If there is a Third Party Insurer with respect to a particular series of certificates, unless the Third Party Insurer fails to make a required payment under the related policy and the failure is continuing or the Third Party Insurer is the subject of a bankruptcy proceeding (each such event, a “Third Party Insurer Default”), the Third Party Insurer may be entitled to exercise, among others, the following rights without the consent of holders of the related certificates, and the holders of the related certificates may exercise those rights only with the prior written consent of the Third Party Insurer:

•

the right to provide notices of master servicer defaults and the right to direct the trustee to terminate the rights and obligations of the master servicer under the pooling and servicing agreement upon a default by the master servicer,

	•	the right to remove the trustee or any custodian pursuant to the pooling and servicing agreement, and

	•	the right to direct the trustee to make investigations and take actions pursuant to the pooling and servicing agreement.

In addition, unless a Third Party Insurer Default exists, that Third Party Insurer’s consent may be required before, among other things,

•

any removal of the master servicer, any successor servicer or the trustee, any appointment of any co-trustee, any otherwise permissible waivers of prepayment charges or extensions of due dates for payment granted by the master servicer with respect to more than 5% of the mortgage loans, or

	•	any amendment to the pooling and servicing agreement.

Investors in the certificates other than those specified in the related prospectus supplement should note that:

•	any insurance policy issued by the Third Party Insurer will not cover, and will not benefit in any manner whatsoever, their certificates,

•	the rights granted to the Third Party Insurer may be extensive,

•

the interests of the Third Party Insurer may be inconsistent with, and adverse to, the interests of the holders of the certificates, and the Third Party Insurer has no obligation or duty to consider the interests of the certificates in connection with the exercise or nonexercise of the Third Party Insurer’s rights, and

•

the Third Party Insurer’s exercise of its rights and consents may negatively affect the certificates other than those specified in the related prospectus supplement and the existence of the Third Party Insurer’s rights, whether or not exercised, may adversely affect the liquidity of the certificates, relative to other asset-backed certificates backed by comparable mortgage loans and with comparable payment priorities and ratings.

FORWARD LOOKING STATEMENTS

          Some statements contained in or incorporated by reference in this free writing prospectus and the accompanying prospectus consist of forward-looking statements relating to future economic performance or projections and other financial items. These statements can be identified by the use of forward-looking words such as “may,” “will,” “should,” “expects,” “believes,” “anticipates,” “estimates,” or other comparable words. Forward-looking statements are subject to a variety of risks and uncertainties that could cause actual results to differ from the projected results. Those risks and uncertainties include, among others, general economic and business conditions, regulatory initiatives and compliance with governmental regulations, customer preferences and various other matters, many of which are beyond our control. Because we cannot predict the future, what actually happens may be very different from what we predict in our forward-looking statements.

THE MORTGAGE POOLS

General

          The depositor will purchase all the mortgage loans in each mortgage pool from the seller pursuant to a mortgage loan purchase agreement (the “MLPA”) between First Horizon Home Loan Corporation (“FHHLC”), as seller, and the depositor, as purchaser. Simultaneously with the depositor’s purchase of the mortgage loans, the seller will transfer the servicing rights for the mortgage loans to First Tennessee Mortgage Services, Inc. (“FTMSI”) pursuant to a servicing rights transfer and subservicing agreement (the “Servicing Rights Transfer and Subservicing Agreement”) between the seller, as transferor, and FTMSI, as transferee. FTMSI will agree to service the mortgage loans for the depositor and its assigns pursuant to a servicing agreement (the “Servicing Agreement”) between the depositor, as owner, and FTMSI, as servicer. In addition, the master servicer will agree to subservice the mortgage loans for FTMSI pursuant to the Servicing Rights Transfer and Subservicing Agreement. The seller will have directly originated or acquired the mortgage loans from various unaffiliated third parties. All the mortgage loans were underwritten substantially in accordance with the seller’s underwriting standards. See “Loan Program — Underwriting Standards” in the prospectus. The depositor will sell and assign the mortgage loans to the trustee for the benefit of the certificateholders pursuant to a pooling and servicing agreement among the depositor, First Horizon, as master servicer, and The Bank of New York, as trustee. First Tennessee Bank National Association (“FTBNA”), an affiliate of the depositor and the master servicer, will act as custodian of the mortgage files for the mortgage loans pursuant to the terms of a custodial agreement by and between the trustee, First Horizon, as servicer and FTBNA.

          Under the MLPA, the seller will make certain representations, warranties and covenants to the depositor relating to, among other things, the due execution and enforceability of the MLPA and certain characteristics of the mortgage loans and, subject to the limitations described under “— Assignment of the mortgage loans,” will be obligated to repurchase or substitute a similar mortgage loan for any mortgage loan as to which there exists deficient documentation or as to which there has been an uncured breach of any representation or warranty relating to the characteristics of the mortgage loans that materially and adversely affects the interests of the certificateholders in the mortgage loan. The seller will represent and warrant to the depositor in the MLPA that the mortgage loans were selected from among the outstanding one-to-four family mortgage loans in the seller’s portfolio as to which the representations and warranties set forth in the MLPA can be made and that the selection was not made in a manner intended to adversely affect the interests of the certificateholders. See “Loan Program — Representations by Sellers; Repurchases” in the prospectus. Under the pooling and servicing agreement, the depositor will assign all its interest in the seller’s representations, warranties and covenants under the MLPA, including the seller’s repurchase obligation, to the trustee for the benefit of the certificateholders. The depositor will make no representations or warranties with respect to the mortgage loans and will have no obligation to repurchase or substitute for mortgage loans with deficient documentation or which are otherwise defective. The seller will sell the mortgage loans to the depositor without recourse and the depositor will sell the mortgage loans to the trustee for the benefit of the certificateholders without recourse. Neither the depositor nor the seller will have any obligation with respect to the certificates in its capacity as a mortgage loan seller other than the repurchase and substitution obligations described above. The obligations of the master servicer with respect to the certificates will be limited to the master servicer’s contractual servicing obligations under the related pooling and servicing agreement. The obligations of FTBNA with respect to the mortgage loans will be limited to FTBNA’s contractual obligations as custodian of the related mortgage files under the related custodial agreement.

Assignment of the Mortgage Loans

          Pursuant to the related pooling and servicing agreement, on the applicable closing date, the depositor will sell to the trustee, in trust for the benefit of the certificateholders, without recourse, all its interest in the mortgage loans and the other assets included in the applicable trust fund, including all principal and interest due and received on the mortgage loans after the applicable cut-off date.

          In connection with the sale, the depositor will deliver or cause to be delivered to FTBNA, as a custodian for the trustee, the mortgage file for each mortgage loan, which contains, among other things,

•

the original mortgage note, including any modifications or amendments, endorsed in blank without recourse, except that the depositor may deliver or cause to be delivered a lost note affidavit in lieu of any original mortgage note that has been lost,

•	the original mortgage creating a first lien on the related mortgaged property with evidence of recording,

•	an assignment in recordable form of the mortgage,

•

the title policy with respect to the related mortgaged property, if available, provided that the title policy will be delivered as soon as it becomes available, and if the title policy is not available, and to the extent required in connection with the rating of the certificates, a written commitment or interim binder or preliminary report of the title issued by the title insurance or escrow company with respect to the mortgaged property, or in lieu of a title policy, provided the applicable mortgage loan meets required criteria, an alternative title insurance product (“alternative title product”), and

•	if applicable, all recorded intervening assignments of the mortgage and any riders or modifications to the mortgage note and mortgage,

except for any documents not returned from the public recording office or an original or certified copy of the applicable title policy, to the extent unavailable, unless an alternative title product is used, each of which will be delivered to the custodian as soon as the same is available to the depositor.

          With respect to up to 25% of the mortgage loans, the depositor may deliver all or a portion of each related mortgage file to the custodian not later than thirty days after the closing date. Assignments of the mortgage loans to the trustee or its nominee will be recorded in the appropriate public office for real property records in each state where recording is required in order to protect the trustee’s interests in the mortgage loan against the claim of any subsequent transferee or any successor to or creditor of the depositor or the seller.

          The custodian will review each mortgage file within 90 days of the applicable closing date, or promptly after the custodian’s receipt of any document permitted to be delivered after the applicable closing date, and if any document in a mortgage file is found to be missing or materially defective and the seller does not cure the defect within 90 days after receiving notice of the defect from the custodian, or within such longer period not to exceed 720 days after the applicable closing date as provided in the pooling and servicing agreement (in the case of missing documents not returned from the public recording office or in the case of the original or certified copy of the applicable title policy, unless an alternative title product is used), the seller will be obligated to repurchase the affected mortgage loan from the related trust fund. Rather than repurchase the mortgage loan as provided above, the seller may, at its option, remove the affected mortgage loan (referred to as a deleted mortgage loan) from the corresponding mortgage pool and substitute in its place another mortgage loan (referred to as a replacement mortgage loan); however, a substitution will only be permitted within two years of the closing date and may not be made unless an opinion of counsel is provided to the trustee to the effect that the substitution will not disqualify any REMIC or result in a prohibited transaction tax under the Code.

On the date of substitution, any replacement mortgage loan will

•

have a principal balance, after deduction of all scheduled payments due in the month of substitution, not in excess of, and not more than 10% less than, the principal balance of the deleted mortgage loan, provided that the seller will deposit a Substitution Adjustment Amount into the Certificate Account for distribution to the certificateholders of the related certificate group on the related distribution date,

•

have a Net Mortgage Rate not lower than the Net Mortgage Rate of the deleted mortgage loan; provided that the master servicing fee for the replacement mortgage loan shall be the same as that of the deleted mortgage loan,

•	have a maximum mortgage rate not more than one percentage point per annum higher or lower than the maximum mortgage rate of the deleted mortgage loan,

•	have a minimum mortgage rate specified in its related mortgage note not more than one percentage point per annum higher or lower than the minimum mortgage rate of the deleted mortgage loan,

•

have the same Mortgage Index, reset period and periodic rate cap as the deleted mortgage loan and a gross margin not more than one percentage point per annum higher or lower than that of the deleted mortgage loan,

•	have a mortgage rate not lower than, and not more than one percentage point per annum higher than, that of the deleted mortgage loan,

•	have a loan-to-value ratio not higher than that of the deleted mortgage loan,

•	have a remaining term to maturity not greater than, and not more than one year less than, the remaining term to maturity of the deleted mortgage loan, and

•	comply with all the representations and warranties set forth in the MLPA as of the date of substitution.

This cure, repurchase or substitution obligation of the seller constitutes the sole remedy available to certificateholders or the trustee for omission of, or a material defect in, a mortgage loan document.

          Notwithstanding the foregoing, in lieu of delivering a duly executed assignment of the mortgage to the custodian and the original recorded assignment or assignments of the mortgage together with all interim recorded assignments of such mortgage, above, the depositor may at its discretion provide the custodian with evidence that the related mortgage is held through the MERS® System. In addition, the mortgage for some or all the mortgage loans in the trust fund that are not already held through the MERS® System may, at the discretion of the master servicer, in the future be held through the MERS® System. For any mortgage held through the MERS® System, the mortgage is recorded in the name of Mortgage Electronic Registration Systems, Inc., or MERS, as nominee for the owner of the mortgage loan, and subsequent assignments of the mortgage were, or in the future may be, at the discretion of the master servicer, registered electronically through the MERS® System. For each of these mortgage loans, MERS serves as mortgagee of record on the mortgage solely as a nominee in an administrative capacity on behalf of the trustee, and does not have any interest in the mortgage loan.

SERVICING OF MORTGAGE LOANS

General

          Pursuant to the Servicing Rights Transfer and Subservicing Agreement, FHHLC will transfer the servicing rights for the mortgage loans to FTMSI on the applicable closing date. Pursuant to the Servicing Agreement between the depositor, or its assigns, and FTMSI, FTMSI will agree to service the mortgage loans. In addition, pursuant to the Servicing Rights Transfer and Subservicing Agreement, FHHLC will agree to subservice the mortgage loans for FTMSI, as master servicer in accordance with the terms of the related pooling and servicing agreement. In the event of a conflict between the terms of the Servicing Rights Transfer and Subservicing Agreement and the pooling and servicing agreement, the pooling and servicing agreement provisions will prevail. See “The Agreements” in the prospectus. The master servicer may perform any of its obligations under the related pooling and servicing agreement through one or more subservicers. Notwithstanding any subservicing arrangement, the master servicer will remain liable for its servicing duties and obligations under the related pooling and servicing agreement as if the master servicer alone were servicing the mortgage loans.

The Master Servicer

          First Horizon will act as master servicer for the mortgage loans pursuant to the related pooling and servicing agreement. First Horizon is engaged primarily in the mortgage banking business, and as such, originates, purchases, sells and services mortgage loans. First Horizon originates mortgage loans through a retail branch system and through mortgage loan brokers and correspondents nationwide. First Horizon’s mortgage loans are principally first-lien, fixed or adjustable rate mortgage loans secured by single-family residences.

          At December 31, 2005, First Horizon provided servicing for approximately $95.260 billion aggregate principal amount of mortgage loans, including certain mortgage loans for which First Horizon has sold, but not yet transferred, the servicing rights. First Horizon is servicing substantially all these mortgage loans for unaffiliated persons.

          The principal executive offices of First Horizon are located at 4000 Horizon Way, Irving, Texas 75063.

          First Horizon initially services substantially all the mortgage loans it originates or acquires. In addition, First Horizon has purchased in bulk the rights to service mortgage loans originated by other lenders. Servicing includes collecting and remitting loan payments, accounting for principal and interest, holding escrow (impound) funds for payment of taxes and insurance, making inspections as required of the mortgaged premises, contacting delinquent mortgagors, supervising foreclosures in the event of unremedied defaults and generally administering the loans, for which First Horizon receives servicing fees. First Horizon has in the past and may in the future sell to other mortgage bankers a portion of its portfolio of loan servicing rights. For a description of the annual servicing report and the report of the independent public accountants required to be provided by First Horizon in its capacity as master servicer under the pooling and servicing agreement, see “The Agreements — Evidence as to Compliance” in the prospectus.

Foreclosure, Delinquency and Loss Experience

          Historically, a variety of factors, including the appreciation of real estate values, have limited First Horizon’s loss and delinquency experience on its portfolio of serviced mortgage loans. There can be no assurance that factors beyond First Horizon’s control, such as weakening national or local economic conditions, higher interest rates, higher unemployment rates, a decline in the availability of refinancing, or downturns in real estate markets, will not result in increased rates of delinquencies and foreclosure losses in the future.

          A general deterioration of the real estate market in regions where the Mortgaged Properties are located may result in increases in delinquencies of loans secured by real estate, slower absorption rates of real estate into the market and lower sales prices for real estate. A general weakening of the economy may result in decreases in the financial strength of borrowers and decreases in the value of collateral serving as security for loans. If the real estate market and economy were to decline, First Horizon may experience an increase in delinquencies on the loans it services and higher net losses on liquidated loans.

          First Horizon generally follows the guidelines established by Fannie Mae with respect to foreclosure and liquidation of mortgage loans. These guidelines provide for the commencement of foreclosure proceedings when a scheduled monthly payment has become 90 days past due.

          The following table summarizes the delinquency, foreclosure and loss experience, respectively, on the dates indicated, of all jumbo first lien mortgage loans serviced, subserviced, or master serviced by First Horizon. The delinquency, foreclosure and loss percentages may be affected by the size and relative lack of seasoning of First Horizon’s jumbo loan servicing portfolio which increased from approximately $7.604 billion at December 31, 2003 to approximately $9.814 billion at December 31, 2004 and increased to approximately $14.010 billion at December 31, 2005. The delinquency and foreclosure experience set forth in the following table includes mortgage loans with various terms to stated maturity, and includes mortgage loans having a variety of payment characteristics. Accordingly, the information should not be considered as a basis for assessing the likelihood, amount or severity of delinquency or losses on the mortgage loans, and no assurances can be given that the foreclosure, delinquency and loss experience presented in the table below will be indicative of the experience on the mortgage loans underlying the certificates:

Delinquency and Foreclosure Experience in First Horizon’s Portfolio
of One-to-Four Family, Jumbo Residential mortgage loans

	As of December 31, 2002				As of December 31, 2003

	No. of Loans	% of Loans	Principal Balance	% of Balance	No. of Loans	% of Loans	Principal Balance	% of Balance

JUMBO LOAN PORTFOLIO

Total Portfolio	18,686		7,734,635		16,424		7,603,793

Period of Delinquency

30-59 Days	240	1.28%	94,054	1.22%	128	0.78%	50,030	0.66%

60-89 Days	25	0.13%	7,733	0.10%	22	0.13%	7,690	0.10%

90 Days or more	23	0.12%	7,654	0.10%	20	0.12%	6,797	0.09%

Foreclosures Pending	26	0.14%	9,551	0.12%	25	0.15%	9,894	0.13%

Total Delinquencies	314	1.68%	118,991	1.54%	195	1.19%	74,411	0.98%

	As of December 31, 2004				As of December 31, 2005

	No. of Loans	% of Loans	Principal Balance	% of Balance	No. of Loans	% of Loans	Principal Balance	% of Balance

JUMBO LOAN PORTFOLIO

Total Portfolio	20,602		9,814,558		28,100		14,010,565

Period of Delinquency

30-59 Days	139	0.67%	67,344	0.69%	219	0.78%	110,910	0.79%

60-89 Days	20	0.10%	8,100	0.08%	35	0.12%	18,845	0.13%

90 Days or more	25	0.12%	10,793	0.11%	39	0.14%	18,922	0.14%

Foreclosures Pending	19	0.09%	8,121	0.08%	27	0.10%	12,208	0.09%

Total Delinquencies	203	0.99%	94,358	0.96%	320	1.14%	160,886	1.15%

          The above table shows mortgage loans which were delinquent or for which foreclosure proceedings had been instituted as of the date indicated. All dollar amounts are reported in thousands.

          First Horizon believes that the delinquency levels for its jumbo loan servicing portfolio are attributable primarily to the growth and relative lack of seasoning in its jumbo loan servicing portfolio over this time period. There can be no assurance that the experience shown in the above tables will be indicative of future loss and delinquency experience of First Horizon’s jumbo loan servicing portfolio or of the mortgage loans in the mortgage pools.

          The following table summarizes the delinquency and foreclosure experience, respectively, on the dates indicated, of all mortgage loans serviced or master serviced by First Horizon, including certain mortgage loans for which First Horizon has sold, but not yet transferred, the servicing rights. These mortgage loans have a variety of underwriting, payment and other characteristics, many of which differ from those of the mortgage loans underlying the certificates, and no assurances can be given that the delinquency and foreclosure experience presented in the table below will be indicative of the experience of the mortgage loans underlying the certificates.

Delinquency and Foreclosure Experience in First Horizon’s Total Portfolio
of One-to-Four Family, Residential mortgage loans

	As of December 31, 2002				As of December 31, 2003

	No. of Loans	% of Loans	Principal Balance($)	% of Balance	No. of Loans	% of Loans	Principal Balance($)	% of Balance

TOTAL SERVICING PORTFOLIO

Total Portfolio	444,472		55,961,130		505,502		68,855,658

Period of Delinquency

30-59 Days	15,113	3.40%	1,509,111	2.70%	11,599	2.29%	1,220,816	1.77%

60-89 Days	3,514	0.79%	325,279	0.58%	2,677	0.53%	263,125	0.38%

90 Days or more	5,698	1.28%	509,319	0.91%	4,423	0.87%	401,377	0.58%

Foreclosures Pending	3,523	0.79%	264,764	0.47%	3,093	0.61%	252,608	0.37%

Total Delinquencies	27,848	6.27%	2,608,474	4.66%	21,792	4.31%	2,137,926	3.10%

	As of December 31, 2004				As of December 31, 2005

	No. of Loans	% of Loans	Principal Balance($)	% of Balance	No. of Loans	% of Loans	Principal Balance($)	% of Balance

TOTAL SERVICING PORTFOLIO

Total Portfolio	556,185		79,738,340		617,711		95,259,730

Period of Delinquency

30-59 Days	11,363	2.04%	1,278,625	1.60%	14,193	2.30%	1,722,127	1.81%

60-89 Days	2,591	0.47%	261,445	0.33%	3,071	0.50%	339,839	0.36%

90 Days or more	4,079	0.73%	386,851	0.49%	4,682	0.76%	471,619	0.50%

Foreclosures Pending	3,157	0.57%	265,957	0.33%	2,910	0.47%	265,067	0.28%

Total Delinquencies	21,190	3.81%	2,192,878	2.75%	24,856	4.02%	2,798,651	2.94%

          The above table shows mortgage loans which were delinquent or for which foreclosure proceedings had been instituted as of the date indicated. All dollar amounts are reported in thousands.

          There can be no assurance that factors beyond First Horizon’s control, such as weakening national or local economic conditions, higher interest rates, higher unemployment rates, a decline in the availability of refinancing, or downturns in real estate markets, will not result in increased rates of delinquencies and foreclosure losses in the future.

Management’s Discussion and Analysis of Delinquency and Foreclosure Trends

          For First Horizon’s total portfolio, mortgage loan delinquencies generally have decreased since December 31, 2002. Although these decreases may be due to a variety of factors, First Horizon believes the amount of turnover and decreased seasoning in First Horizon’s servicing portfolio are contributing factors to the decreases in these categories. There can be no assurance that factors beyond First Horizon’s control, such as weakening national or local economic conditions, higher interest rates, higher unemployment rates, a decline in the availability of refinancing, or downturns in real estate markets, will not result in increased rates of delinquencies and foreclosure losses in the future.

          If the residential real estate market should experience an overall decline in property values such that the outstanding balances of the mortgage loans, and any secondary financing on the mortgaged properties by a lender, become equal to or greater than the value of the mortgaged properties, the actual rates of delinquencies, foreclosures and losses could be significantly higher than the rates indicated in the tables above. To the extent that such losses occur in connection with the mortgage loans and are not otherwise covered by the forms of credit enhancement described in the related prospectus supplement, they will be passed through as losses on the related certificates and such losses will be borne by the related certificateholders.

Servicing Compensation and Payment of Expenses

          The master servicing fee with respect to each mortgage pool is payable out of the interest payments on the related mortgage loans. The master servicing fee with respect to substantially all of the mortgage loans will be equal to 0.375% per annum of the Stated Principal Balance of each such mortgage loan and the master servicing fee will be utilized to pay certain other fees, including the trustee’s fee. The master servicer is obligated to pay some, but not all, of the ongoing expenses associated with the trust fund and incurred by the master servicer in connection with its responsibilities under the pooling and servicing agreement. Those amounts will be paid by the master servicer out of its master servicing fee. The amount of the master servicing fee is subject to adjustment with respect to prepaid mortgage loans, as described under “— Adjustment to Master Servicing Fee in Connection with Principal Prepayments” in the related prospectus supplement. The master servicer is also entitled to receive, as additional servicing compensation, any Prepayment Interest Excess, all late payment fees, assumption fees, prepayment penalties and other similar charges and all reinvestment income earned on amounts on deposit in the certificate account established and maintained by the master servicer for the disbursement of payments on the mortgage loans in a mortgage pool evidenced by each series of certificates of the related certificate group.

          In addition to the master servicing compensation described above, First Horizon, in its individual capacity, will be entitled to receive excess interest with respect to the mortgage loans on each distribution date in an amount equal to the product of (i) the excess of the mortgage rate thereof over the aggregate of the per annum designated mortgage pool rate and 0.375% per annum, and (ii) the Stated Principal Balance thereof.

Adjustment to Master Servicing Fee in Connection with Principal Prepayments

          When a borrower prepays a mortgage loan on a date other than the date on which payments are due (each such date, a “Due Date”), the borrower is required to pay interest on the amount prepaid only to the date of prepayment and not thereafter and that prepayment could result in a shortfall in the amount of interest to be distributed to certificateholders. Pursuant to the related pooling and servicing agreement, the master servicing fee for any month will be reduced, by an amount sufficient to pass through to certificateholders the full amount of interest to which they would be entitled for each prepaid mortgage loan on the related distribution date. However, as specified in the related prospectus supplement, the master servicing fee on a distribution date will not be reduced by more than the portion of the master servicing fee for that distribution date specified in that prospectus supplement (such reduction, “Compensating Interest”). If shortfalls in interest as a result of prepayments in any prepayment period exceed the amounts payable by the master servicer as Compensating Interest on the related distribution date, the amount of interest available to make distributions of interest to the certificates and to maintain or restore overcollateralization, if any, will be reduced. See “Description of the Certificates — Distributions on the Certificates — Interest” in the prospectus supplement relating to the applicable series of certificates.

Advances

          Subject to the following limitations, the master servicer will be required to advance before each distribution date, from its own funds or funds in the related certificate account that do not constitute available funds for the distribution date, an amount equal to the aggregate of payments of principal and interest on the mortgage loans (net of the master servicing fee with respect to the related mortgage loans) which were due on the related due date and which were delinquent on the related determination date, together with an amount equivalent to interest on each mortgage loan as to which the related mortgaged property has been acquired by the trust fund through foreclosure or deed-in-lieu of foreclosure. Unless otherwise specified in the prospectus supplement relating to the applicable series of certificates, the determination date will be the third business day after the 15th day of each month; provided that the determination date in each month will always be at least two business days before the related distribution date.

          Advances are intended to maintain a regular flow of scheduled interest and principal payments on the certificates rather than to guarantee or insure against losses. The master servicer is obligated to make advances with respect to delinquent payments of principal of or interest on each mortgage loan to the extent that advances are, in its reasonable judgment, recoverable from future payments and collections or insurance payments or proceeds of liquidation of the related mortgage loan. If the master servicer determines on any determination date to make an advance, the advance will be included with the distribution to certificateholders of the related certificate group on the related distribution date. Any failure by the master servicer to make a deposit in the Certificate Account as required under the applicable pooling and servicing agreement, including any failure to make an advance on the related distribution date, will constitute an Event of Default under the applicable pooling and servicing agreement. If the master servicer is terminated as a result of the occurrence of an Event of Default, the trustee as successor master servicer or another successor master servicer appointed by the trustee will be obligated to make advances in accordance with the terms of the related pooling and servicing agreement.

THE TRUSTEE

          The Bank of New York, a banking corporation organized and existing under the laws of the state of New York. The trustee’s offices for notices under the pooling and servicing agreement are located at 101 Barclay Street, 8W, New York, New York 10286 and its telephone number is (800) 254-2826. The Bank of New York has been, and currently is, serving as indenture trustee and trustee for numerous securitization transactions and programs involving pools of residential mortgages. The Bank of New York is one of the largest corporate trust providers of trust services on securitization transactions. The depositor and the master servicer may maintain other banking relationships in the ordinary course of business with The Bank of New York.

          The trustee has limited administrative responsibilities under the terms of the pooling and servicing agreement. The trustee does not monitor (i) access to and activity in the certificate account established and maintained by the master servicer for the disbursement of payments on the mortgage loans in a mortgage pool evidenced by each series of certificates of the related certificate group, (ii) compliance with covenants of the depositor and/or the master servicer in the pooling and servicing agreement, or (iii) the basis for the addition, substitution or removal of mortgage loans from the mortgage pools. Under the pooling and servicing agreement, the trustee as successor master servicer will be required to make advances to the limited extent described herein with respect to the mortgage loans if the master servicer fails to make an advance required by the pooling and servicing agreement and another successor master servicer has not been named. See “The Transaction Agreements – The Pooling and Servicing Agreement – Advances” in the related prospectus supplement.

          The trustee may appoint one or more co-trustees if necessary to comply with the fiduciary requirements imposed by any jurisdiction in which a mortgaged property is located. In the case of any appointment of a co-trustee, all rights, powers, duties and obligations conferred or imposed upon the trustee will be conferred or imposed upon and exercised or performed by the trustee and the co-trustee jointly, unless the law of a jurisdiction prohibits the trustee from performing it duties under the pooling and servicing agreement, in which event such rights, powers, duties and obligations (including the holding of title to the trust fund or any portion of the trust fund in any such jurisdiction) shall be exercised and performed by the co-trustee at the direction of the trustee.

          See “The Transaction Agreements – The Pooling and Servicing Agreement” in the related prospectus supplement for more information about the trustee and its obligations and rights (including the right to indemnity and reimbursement in certain circumstances) under the pooling and servicing agreement.

STATIC POOL INFORMATION

          Static pool information with respect to the sponsor’s prior securitized pools involving mortgage loans similar to the mortgage loans expected to be included in the mortgage pools, presented by prior securitized pool, is available online at www.assetreporting.firsthorizon.com.

          Without charge or registration, by clicking on the link titled “Alt-A Fixed” investors can view on this website the following information:

          •          delinquency, cumulative loss and prepayment information for the five years preceding the date of first use of this free writing prospectus regarding the sponsor’s prior securitized pools of mortgage loans similar to the mortgage loans expected to be included in the mortgage pools; and

          •          summary information of the original characteristics of each prior securitized pool of mortgage loans similar to the mortgage loans expected to be included in the mortgage pools, including, among other things (in each case by pool): the number of pool assets in each securitized pool; the original and current pool balance for each securitized pool; the weighted average interest rate; the weighted average original term to maturity; the weighted average remaining term to maturity; the original weighted average FICO score; the loan purposes; the original weighted average loan-to-value ratio; and information regarding the geographic and occupancy concentrations of the mortgage loans.

          In the event any changes or updates are made to the information available on the sponsor’s website, the sponsor will provide a copy of the original information upon request to any person who writes or calls the sponsor at 4000 Horizon Way, Irving, Texas 75063; Attention: Alfred Chang, telephone number (800) 489-2111.

          Static pool information regarding the sponsor’s prior securitized pools will remain available on the sponsor’s web site for at least five years following commencement of the offering contemplated by this free writing prospectus.

          Static pool performance may have been affected by various factors relating to the underlying borrower’s personal circumstances, including, but not limited to, unemployment or change in employment (or in the case of self-employed mortgagors or mortgagors relying on commission income, fluctuations in income), marital separation and the mortgagor’s equity in the related mortgaged property. In addition, static pool performance may be sensitive to adverse economic conditions, either nationally or regionally, may exhibit seasonal variations and may be influenced by the level of housing prices, the level of interest rates and changes in mortgage loan product features. In addition, changes over time in servicing practices or variations in mortgage loan underwriting guidelines or the application of such guidelines may affect the static pool data. See “Loan Program — Underwriting Standards — General Standards for First-Lien Mortgage Loans” and “— Guide Standards” in the prospectus. Regional economic conditions (including declining real estate values) may particularly affect delinquency and cumulative loss experience on mortgage loans to the extent that mortgaged properties are concentrated in certain geographic areas. The historical pool performance information contained in the static pool reports may be attributable to factors such as those described above, although there can be no assurance as to whether this information is the result of any particular factor or a combination of factors. Due to all of these factors, the sponsor’s static pool performance data may not be indicative of the future performance of the mortgage loans expected to be included in the mortgage pools.

YIELD, PREPAYMENT AND MATURITY CONSIDERATIONS

General

          The effective yield to the holders of each class of certificates with an accrual period that does not end on the day immediately preceding each distribution date will be lower than the yield otherwise produced by the applicable rate at which interest is passed through to the holders and the purchase price of the certificates because of that delay between interest accrual and monthly distribution. No additional distribution of interest or earnings on them will be made in the case of any class of certificates with such a delay.

Prepayment Considerations and Risks

          The rate of principal payments on any class of certificates, the aggregate amount of distributions on the that class and the yield to maturity of that class will be related to the rate and timing of payments of principal on the related mortgage loans. The rate of principal payments on the mortgage loans will in turn be affected by the amortization schedules of the mortgage loans and by the rate of principal prepayments, including for this purpose prepayments resulting from refinancing, liquidations of the mortgage loans due to defaults, casualties, condemnations and repurchases by the related seller or purchases by the master servicer. Unless otherwise specified in the related prospectus supplement, the mortgage loans may be prepaid by the borrowers at any time without a prepayment charge. Any mortgage loans that provide for prepayment charges may demonstrate a lower rate of principal prepayments than mortgage loans that do not provide for prepayment charges. One or more classes of certificates of a series may be entitled to receive all or a portion of the prepayment charges received on the mortgage loans in the related trust fund, or alternatively the master servicer may be entitled to retain those amounts as additional master servicing compensation, but in any event, those amounts will not be available for distribution on the other classes of certificates. In addition, many of the mortgage loans in the related trust fund may not provide for any payments of principal for an extended period following their origination. These interest only mortgage loans may involve a greater degree of risk because, if the related borrower defaults, the outstanding principal balance of the mortgage loans will be higher than for amortizing mortgage loans. During their interest only periods, these interest only mortgage loans may be less likely to prepay as the interest only feature may reduce the perceived benefits of refinancing due to the smaller monthly payment. However, as an interest only loan approaches the end of its interest only period, it may be more likely to be prepaid, even if market interest rates at the time are only slightly higher or lower than the interest rate on the interest only loans as the related borrowers seek to avoid increases in their respective monthly mortgage payment. The mortgage loans will be subject to the “due-on-sale” provisions included therein.

          Prepayments, liquidations and purchases of the mortgage loans in a mortgage pool will result in distributions on the related certificates of principal amounts which would otherwise be distributed over the remaining terms of these mortgage loans. This includes any optional repurchase by the related seller of a defaulted mortgage loan and any optional purchase of the remaining mortgage loans in connection with the termination of the trust fund, in each case as will be described, if necessary, in the related prospectus supplement. Since the rate of payment of principal of the mortgage loans in any trust fund will depend on future events and a variety of factors, no assurance can be given as to the rate of payment of principal of those mortgage loans or the rate of principal prepayments. The extent to which the yield to maturity of a class of certificates of a series may vary from the anticipated yield will depend upon the degree to which the certificate is purchased at a discount or premium, and the degree to which the timing of payments thereon is sensitive to prepayments, liquidations and purchases of the related mortgage loans. Further, an investor should consider the risk that, if purchasing principal only certificates and any other certificate at a discount, a slower than anticipated rate of principal payments (including prepayments) on the related mortgage loans could result in an actual yield to the investor that is lower than the anticipated yield and, in the case of any notional amount certificates and any other certificate purchased at a premium, a faster than anticipated rate of principal payments on the related certificates could result in an actual yield to the investor that is lower than the anticipated yield. Investors in notional amount certificates should carefully consider the risk that a rapid rate of principal payments on the related mortgage loans could result in the failure of the investors to recover their initial investments. In addition, if so specified in the applicable prospectus supplement for a series of certificates, certain classes of certificates may be structured to have specific principal payment windows and therefore may not receive distributions of principal for a specified period following the closing date.

          The rate of principal payments (including prepayments) on pools of mortgage loans may vary significantly over time and may be influenced by a variety of economic, geographic, social and other factors, including changes in borrowers’ housing needs, job transfers, unemployment, borrowers’ net equity in the mortgaged properties, servicing decisions, as well as the characteristics of the mortgage loans included in the mortgage pool. In addition, FHHLC’s streamlined documentation program may affect the rate of prepayments on any mortgage loans for which FHHLC is the seller. In general, if prevailing interest rates were to fall significantly below the mortgage rates on the mortgage loans in any trust fund, those mortgage loans could be subject to higher prepayment rates than if prevailing interest rates were to remain at or above the mortgage rates on the mortgage loans. Conversely, if prevailing interest rates were to rise significantly, the rate of prepayments on the mortgage loans would generally be expected to decrease. No assurances can be given as to the rate of prepayments on the mortgage loans in stable or changing interest rate environments. With respect to mortgage loans that are balloon loans, those balloon loans involve a greater degree of risk than fully amortizing mortgage loans because typically the borrower must be able to refinance the loan or sell the property to make the balloon payment at maturity. The ability of the borrower to do this will depend on such factors as mortgage rates at the time of the sale or refinancing, the borrower’s equity in the property, the relative strengths of the local housing market, the financial condition of the borrower and tax laws. Furthermore, with respect to up to 50% of the mortgage loans in any trust fund, the depositor may be permitted to deliver all or a portion of each related mortgage file to the custodian on behalf of the trustee for the benefit of the certificateholders after the closing date. In that event, should FHHLC or any other seller fail to deliver all or a portion of any mortgage files to the custodian for the benefit of the trustee on behalf of the certificateholders within that period, FHHLC will be required to use its best efforts to deliver a replacement mortgage loan for the related delayed delivery mortgage loan or repurchase the related delayed delivery mortgage loan. Any repurchases pursuant to this provision would also have the effect of accelerating the rate of prepayments on the mortgage loans.

          The mortgage loans will consist of fixed rate mortgage loans. In general with respect to fixed rate mortgage loans, if prevailing interest rates fall significantly below the interest rates on those mortgage loans, those mortgage loans are likely to be subject to higher prepayment rates than if prevailing rates remain at or above the interest rates on those mortgage loans. Conversely, if prevailing interest rates rise appreciably above the interest rates on fixed rate mortgage loans, those mortgage loans are likely to experience a lower prepayment rate than if prevailing rates remain at or below the interest rates on those mortgage loans. In the event that mortgage loans in any mortgage pool with higher mortgage rates prepay at rates higher than other mortgage loans in any mortgage pool, the applicable net rate cap, if any, may be lower than otherwise would be the case. As a result, the interest payable on the those classes of certificates affected by that net rate cap could be reduced. No assurance can be given as to the level of prepayment that any fixed rate mortgage loans will experience.

          The rate of prepayment may affect the pass-through rates on the certificates of a series. Prepayments of mortgage loans with mortgage rates in excess of any applicable net rate cap may reduce or limit the pass-through rate on the related classes of certificates. Mortgage loans with higher mortgage rates may prepay at faster rates than mortgage loans with relatively lower mortgage rates in response to a given change in market interest rates.

          The timing of changes in the rate of prepayments on the mortgage loans in any trust fund may significantly affect an investor’s actual yield to maturity, even if the average rate of principal payments is consistent with an investor’s expectation. In general, the earlier a prepayment of principal on the mortgage loans, the greater the effect on an investor’s yield to maturity. The effect on an investor’s yield as a result of principal payments occurring at a rate higher (or lower) than the rate anticipated by the investor during the period immediately following the issuance of the offered certificates may not be offset by a subsequent like decrease (or increase) in the rate of principal payments.

Additional Information

          The depositor may file certain additional yield tables and other computational materials with respect to the certificates of any series with the Securities and Exchange Commission in a report on Form 8-K. The tables and materials will generally be prepared by the underwriter at the request of prospective investors, based on assumptions provided by, and satisfying the special requirements of, those prospective investors. The tables and assumptions may be based on assumptions that differ from the structuring assumptions. Accordingly, the tables and other materials may not be relevant to or appropriate for investors other than those specifically requesting them.

FEDERAL INCOME TAX CONSEQUENCES

          The federal income tax consequences of the purchase, ownership or disposition of the certificates of any series will be specified in the prospectus supplement for that series of certificates.

          All investors are encouraged to consult their tax advisors regarding the federal, state, local or foreign tax consequences of purchasing, owning or disposing of the certificates.

          See “Material Federal Income Tax Consequences” in the accompanying prospectus.

ERISA CONSIDERATIONS

          Any fiduciary of an employee benefit or other plan or arrangement (such as an individual retirement account or Keogh plan) that is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or to Section 4975 of the Code (a “Plan”), that proposes to cause the Plan to acquire any of classes of certificates in a series (directly or indirectly through investment by an entity or account holding assets of the Plan) is encouraged to consult with its counsel with respect to the potential consequences of the Plan’s acquisition and ownership of the certificates under ERISA and Section 4975 of the Code. Section 406 of ERISA prohibits “parties in interest” with respect to an employee benefit plan subject to ERISA from engaging in various different types of transactions involving the Plan and its assets unless a statutory, regulatory or administrative exemption applies to the transaction. Section 4975 of the Code imposes excise taxes on prohibited transactions involving “disqualified persons” and Plans described under that Section. ERISA authorizes the imposition of civil penalties for prohibited transactions involving Plans not subject to the requirements of Section 4975 of the Code.

          Although it is generally expected that the underwriters of a series will have been granted an administrative exemption (the “Exemption”) by the U.S. Department of Labor from some of the prohibited transaction rules of ERISA and the related excise tax provisions of Section 4975 of the Code with respect to the initial purchase, the holding and the subsequent resale by Plans of securities in pass-through trusts that consist of specified receivables, loans and other obligations that meet the conditions and requirements of the Exemption, to the extent specified in the prospectus supplement relating to a series of certificates, an underwriter may not have such an Exemption or certain features of the certificates may preclude them from being covered by the Exemption.

          In addition, depending on the forms of credit enhancement employed with respect to a series of certificates, investors that are Plans might also be required to satisfy the requirements of an investor-based exemption in order to invest in those certificates.

          See “ERISA Considerations” in the accompanying prospectus.

INDEX OF DEFINED TERMS

“Alt-A Fixed”	S-28
“alternative title product”	S-21
“Compensating Interest”	S-27
“disqualified persons”	S-32
“Due Date”	S-27
“due-on-sale”	S-30
“ERISA”	S-31
“Exemption”	S-32
“FHHLC”	S-20
“FTBNA”	S-20
“FTMSI”	S-20
“MLPA”	S-20
“parties in interest”	S-31
“Plan”	S-31
“Relief Act”	S-15
“residual interests”	S-17
“SEC”	S-1
“Servicing Agreement”	S-20
“Servicing Rights Transfer and Subservicing Agreement”	S-20
“subordination.”	S-13
“Super Expanded Underwriting Guidelines,”	S-8
“Third Party Insurer Default”	S-19
“Third Party Insurer.”	S-5

EXHIBIT A

PROSPECTUS

Prospectus dated July 29, 2005 previously filed on EDGAR under file number 333-125158

[also available online at http://www.sec.gov/Archives/edgar/data/1081915/000095011705002997/0000950117-05-0029]